WEAVER MARTIN & SAMYN

March 13, 2013

U.S. Securities and Exchange Commission

Office of the Chief Accountant

450 fifth Street, NW

Washington, DC 20549

RE: Remmington Enterprises, Inc.

File No. 333-176736

Change in Certifying Accountant

Dear Sir or Madam:

The firm of Weaver Martin & Samyn, LLC was previously principal certifying accountant for Remmington Enterprises, Inc. the "Company") and reported on the financial statements of the Company for the year ended July 31, 2012. A Form 10-Q for the period ended January 31, 2013 states we would no longer be the principal certifying accountant. We have read Item 5 of the January 31, 2013 Form 10-Q of Remmington Enterprises, Inc. and agree with the statements concerning our Firm contained therein.

Very Truly Yours

/s/ Weaver Martin & Samyn, LLC

411 Valentine Road, Suite 300

Kansas City, Missouri 64111

Certified Public Accountants & Consultants

411 Valentine, Suite 300

Kansas City, Missouri 64111

Phone: (8 16) 756-5525

Fax: (816) 756-2252